ATTACHMENTS FOR N-SAR SUB-ITEM 77Q(g)
12/31/04 FYE FUNDS FOR THE PERIOD BEGINNING
1/1/05 AND ENDING 6/30/05

JPMorgan Trust I

Forms of Agreement and Plan of Reorganization and Redomiciliation filed with Definitive 14A proxy statement for J.P. Morgan Mutual Fund
Series (predecessor to the Trust) on November
16, 2004 (Accession Number 0001193125-04-198403).
Incorporated by reference into this N-SAR.

Form of Agreement and Plan of Reorganization filed with the Registration Statement on Form N-14 for the following predecessors on September 30, 2004 (except that J.P.
Morgan Institutional Funds was filed on
September 29, 2004):

J.P. Morgan Mutual Fund Trust
J.P. Morgan Institutional Funds
J.P. Morgan Series Trust
J.P. Morgan Mutual Fund Select Trust
J.P. Morgan Mutual Fund Select Group

Incorporated by reference into this
N-SAR.